Exhibit 5


                              [LETTERHEAD OF A&A]


March 31, 1995


Board of Directors
Alexander & Alexander Services Inc.
1185 Avenue of the Americas
New York, NY  10036

Re:      Alexander & Alexander Services Inc.
         Registration Statement on Form S-8

Gentlemen:

I am General Counsel of Alexander & Alexander Services Inc., a Maryland corporation (the "Company"), and have acted as counsel for the Company in connection with the Registration Statement on Form S-8 (the "Registration Statement") to be filed under the Securities Act of 1933, to register (i) 160,000 shares of the Company's Common Stock, $1.00 par value per share (the "Common Stock") to be issued from time to time by the Company pursuant to the Alexander & Alexander Services, Inc. Deferred Compensation Program for Non-Employee Directors (the "NED Plan") and (ii) 140,000 shares of the Common Stock to be issued from time to time by the Company pursuant to a special compensation award for Dr. Robert E. Boni ("Special Compensation Award").

In connection with the foregoing, I have examined the originals or copies of such corporate records, documents, certificates and other instruments as I have deemed necessary or appropriate for the purposes of rendering this opinion.

Based on the foregoing, it is my opinion that the shares of Common Stock, when issued and delivered as contemplated by the NED Plan and the Special Compensation Award, will be validly issued, fully paid and non-assessable.

The foregoing opinions are limited to the laws of the state of Maryland and I do not express any opinion herein concerning any other law. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Albert A. Skwiertz, Jr.

Albert A. Skwiertz, Jr.
Vice President
  and General Counsel